Exhibit 99.1

AirTran Airways Appoints Steven A. Rossum as Executive Vice President and General Counsel

- Richard Magurno Continues with the Company as Secretary to Board of Directors as Part of Planned Succession Process –

ORLANDO, Fla., Aug. 24 /PRNewswire-FirstCall/ — AirTran Airways, Inc., a wholly-owned subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that, as part of its executive succession plan, Steven A. Rossum, currently AirTran’s executive vice president-corporate development, will assume additional responsibilities as the company’s chief legal officer and will serve as the company’s executive vice president and general counsel, effective August 31, 2010. Rossum will also serve as general counsel of AirTran Holdings.

Rossum, 47, will succeed Richard P. Magurno, who has been senior vice president, general counsel and secretary of both AirTran Airways and AirTran Holdings since August 2000. Magurno, 67, will continue with the Company as senior vice president and corporate secretary of both companies and manage certain litigation matters for AirTran through the date of his planned retirement in 2011. In his new role, Rossum will oversee legal and government affairs and will continue to handle certain of his current business responsibilities including aircraft financing and other strategic and transactional matters. Both executives will continue to report to Robert L. Fornaro, AirTran Airways’ chairman, president, and chief executive officer.

“Dick Magurno is an icon in the airline legal community and I consider myself very fortunate to have worked closely with him during the past decade,” said Fornaro. “We are extremely thankful for his leadership as general counsel and look forward to his continued guidance as secretary to our board of directors.”

“We are also fortunate to have an attorney with Steve’s expertise and experience on our leadership team,” added Fornaro. “Steve is a highly regarded airline general counsel and since rejoining AirTran in September 2008, has demonstrated extraordinary leadership and insight, and I know that he will continue to make valuable contributions to the success of AirTran in this new role on our team.”

Magurno’s airline experience includes over 40 years in senior legal and advisory roles including serving as the chief legal officer of AirTran Airways, Trans World Airlines (TWA) and Eastern Air Lines

Rossum has over 20 years of legal and financial airline and aviation experience with an emphasis on transactional matters. Rossum rejoined AirTran in 2008 from ASTAR Air Cargo, where he served as executive vice president, general counsel, chief corporate officer and chief financial officer of the cargo airline. Rossum’s prior work experience includes serving as senior vice president and general counsel of Reno Air and assistant general counsel at US Airways and World Airways and as vice president and treasurer of AirTran.

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI) and a Fortune 1000 company, has been ranked the number one low cost carrier in the Airline Quality Rating study for the past three years. AirTran Airways is the only major airline with Gogo Inflight Internet on every flight and offers coast-to-coast service on North America’s newest all-Boeing fleet. Our low-cost, high-quality product also includes assigned seating, Business Class and complimentary XM Satellite Radio on every flight. To book a flight, visit www.airtran.com

Media Contacts:	Christopher White

Cynthia Tinsley-Douglas

678.254.7442

CONTACT: Christopher White, or Cynthia Tinsley-Douglas, both of AirTran Airways, +1-678-254-7442